As filed with the Securities and Exchange Commission on December 3, 2013
Registration No. 333-189043

         UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Post-Effective Amendment No. 1 to
Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________
Gulf Coast Ultra Deep Royalty Trust
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation
or organization)

6792
(Primary Standard Industrial Classification
Code Number)

46-6448579
(I.R.S. Employer Identification Number)

The Bank of New York Mellon Trust Company, N.A., as trustee
Institutional Trust Services
919 Congress Avenue, Suite 500
Austin, Texas 78701
(713) 483-6792
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas N. Currault II
Assistant General Counsel and Secretary
Freeport-McMoRan Copper & Gold Inc., as depositor of the Royalty Trust
333 N. Central Ave.
Phoenix, Arizona 85004
(602) 366-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________
Copies to:

Monique A. Cenac Jones Walker LLP 333 N. Central Avenue Phoenix, Arizona 85004 (602) 366-7604
_________________

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1 (Registration No. 333-189043) of Gulf Coast Ultra Deep Royalty Trust (the “Company”), which was filed with the Securities and Exchange Commission on June 3, 2013 and became effective on June 5, 2013 (as supplemented on July 19, 2013, August 14, 2013, October 15, 2013 and November 13, 2013, the “Registration Statement”). The Registration Statement relates to the delivery by McMoRan Oil & Gas LLC (“MOXY”), a subsidiary of Freeport-McMoRan Copper & Gold Inc. (“FCX”) of up to 38,805,688 units representing beneficial interests in the Company (the “royalty trust units”) to holders upon conversion of the following convertible securities of McMoRan Exploration Co. (“MMR”), all of which were outstanding on June 3, 2013 following the closing of the merger of MMR with and into INAVN Corp., a Delaware corporation and wholly owned subsidiary of FCX: 5¼% convertible senior notes due 2013 (the “2013 notes”); 4% convertible senior notes due 2017 (the “2017 notes”); 8% convertible perpetual preferred stock (the “8% preferred stock”); and 5.75% convertible perpetual preferred stock, Series 1 (the “5.75% preferred stock” and together with the 2013 notes, the 2017 notes and the 8% preferred stock, the “convertible securities”).

As of November 20, 2013, none of the convertible securities remain outstanding. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain undelivered at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statement to deregister all of the royalty trust units registered but undelivered under the Registration Statement as of November 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Gulf Coast Ultra Deep Royalty Trust has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on December 3, 2013.

Gulf Coast Ultra Deep Royalty Trust By: The Bank of New York Mellon Trust Company, N.A., as Trustee
By:	/s/ Mary Jo Davis
	Name:	Mary Jo Davis
	Title:	Vice President